EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-4412) and Forms S-3 (No. 333-21505, No. 333-34247 and No. 333-39793) of Paradigm Technology, Inc. of our report dated February 21, 1998, except as to Note 13, which is as of March 9, 1998, appearing on page 40 of this Annual Report on Form 10-K.



PRICE WATERHOUSE LLP

San Jose, California
March 23, 1998